Exhibit 12


1/16/97

To: The Board of Directors of Interiors Inc.
    320 Washington St.
    Mt. Vernon, N.Y. 10553

From: Don Feldman

Re:  Resignation from Board of Directors of Interiors

I am submitting my resignation from the Board of Directors of Interiors, Inc. effective as of January 31, 1997.

I should also be eliminated from being an officer of Interiors, Inc. Since the acquisition of Artisan House has and will take up all of my time, I believe you should find someone who could work with you on the East Coast.

I appreciate all of your support and friendship during the past year and one half and will continue to sell Interiors/Artisan products.

You can contact me at any time to answer any questions or be of help to you if necessary.

Sincerely,

/s/ Don Feldman
Don Feldman

Faxed to:
Max Munn
Michael Amore
Roger Lourie - 718-359-8568
Richard Josephberg - 212-370-4505
Irvin Rothfarb - 908-613-0244

                                   SIGNATURES


     Pursuant to the requirements of the Security Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                INTERIORS, INC.



February 20, 1997             By:
                                   Max Munn, President and
                                    Chief Executive Officer





February 20, 1997             By:  /s/ Michael J. Amore
                                   Michael J. Amore, Vice President
                                   and Chief Financial Officer